Exhibit 99.1

Proterra Announces Extension of Redemption Date for its Warrants
BURLINGAME, CA — October 28, 2021 —Proterra Inc (Nasdaq: PTRA) (“Proterra” or the “Company”), a leading innovator in commercial vehicle electrification technology, today announced that it is extending the redemption date of its public warrants (the “Public Warrants”) and private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) until 5:00 p.m. New York City time on October 29, 2021 (the “New Redemption Date”) to allow holders of Warrants additional time to exercise their Warrants. Although the Company met and exceeded all notice requirements under the warrant agreement and is not required to take this action, the Company expects that this will help retail investors in particular who may have been unaware of the Company’s notices related to the redemption or the terms of the warrant agreement.
The Company previously announced on September 27, 2021 that it would redeem (the “Redemption”) all of its Warrants that remained outstanding at 5:00 p.m. New York City time on October 27, 2021 (the “Initial Redemption Date”), for a redemption price of $0.10 per Warrant (the “Redemption Price”). The Company publicly announced the Initial Redemption Date through a press release to the newswire, on the Company’s website and in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”), which attached the press release and the related notice of redemption (the “Redemption Notice”).
Further, on October 12, 2021, the Company announced the “Redemption Fair Market Value” in connection with the Redemption, which reiterated the Initial Redemption Date. This was also announced through a press release to the newswire, on the Company’s website and in a Form 8-K filed with the SEC, which attached the press release and the related notice of redemption fair market value (the “Redemption Fair Market Value Notice” and, together with the Redemption Notice, the “Redemption Notices”).
As disclosed in these press releases, in connection with the Redemption, Warrants could be exercised by holders prior to the Initial Redemption Date either (i) in cash, at an exercise price of $11.50 per share of the Company’s common stock or (ii) on a cashless basis, for 0.255 shares of common stock per Warrant. Pursuant to the terms of the Warrants, any Warrants that were not exercised prior to the Initial Redemption Date were entitled only to the right to receive the Redemption Price. On October 27, 2021, the Public Warrants were delisted from The Nasdaq Stock Market (“Nasdaq”).
The Company has now determined to accommodate holders of Warrants that failed to exercise their Warrants prior to the Initial Redemption Date, by extending the Initial Redemption Date to the New Redemption Date. Holders of remaining unexercised Warrants can now elect to exercise their Warrants either for cash or on a cashless basis at any time prior to the New Redemption Date. The Redemption and such exercises otherwise remain subject to the terms of the Redemption Notices and the warrant agreement. The Public Warrants are no longer listed on Nasdaq and will not be relisted. Any holder of Warrants on the New Redemption Date will thereafter have no rights with respect to such Warrants except to receive the Redemption Price. The Company will not offer a guaranteed delivery process.
Questions concerning the Redemption and exercise of the Warrants can be directed to Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, telephone number 800-932-9864. Proterra encourages warrant holders who wish to exercise to do so promptly to ensure that their exercise is processed before the New Redemption Date. Any warrant holder who do not exercise its Warrants prior to the New Redemption Date will not receive any shares of the Company’s common stock. If Warrants are held with a broker, please work with your broker.
About Proterra
Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, please visit www.proterra.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements related to the redemption of the Warrants. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks and uncertainties set forth in the sections entitled “Risk Factors” in the Proterra’s prospectus dated July 9, 2021 filed with the SEC on July 9, 2021, and Proterra’s annual and quarterly reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements included in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.
Media Contact
Proterra Corporate Communications
PR@proterra.com

Investor Contact
Proterra Investor Relations
IR@proterra.com